l:\secfiles\8-k\EDSMAY.DOC 4
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                         SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549-1004





                                      FORM 8-K
                      CURRENT REPORT PURSUANT TO SECTION 13 OF
                         THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) May 16, 1994
                                  ------------




                             GENERAL MOTORS CORPORATION
                -----------------------------------------------------
               (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
- - ----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                         Identification No.)




    767 Fifth Avenue, New York, New York                     10153-0075
3044 West Grand Boulevard, Detroit, Michigan                 48202-3091
- - --------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------











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ITEM 5.  OTHER EVENTS

      On May 16, 1994, two news releases were issued on the subject of an EDS spin-off:

      (a) General Motors Corporation Release

      General Motors Corporation today confirmed that it is considering a proposal to spin off its wholly owned subsidiary, Electronic Data Systems Corp., to holders of Class E common stock. Such a spin-off would be proposed to GM shareholders if ongoing negotiations between EDS and Sprint result in an agreement for those companies to merge or form a strategic alliance.

      A spin-off of EDS to Class E shareholders would be proposed only in a transaction that is tax free, and does not result in the recapitalization of Class E common stock into GM $1-2/3 par value common stock at a 120 percent exchange ratio, as currently provided for under certain circumstances by GM's certificate of incorporation. Further, the spin-off would be proposed only if GM's previously announced proposal for a Class E common stock contribution to its pension fund is finalized.

      A spin-off could be achieved by exchanging EDS common stock for Class E stock. However, there can be no assurance that a spin off will be proposed or consummated, or that a merger will be consummated.

      In a related announcement today, EDS and Sprint confirmed that they are engaged in preliminary discussions concerning the possible formation of a strategic relationship between both companies. GM believes that EDS would be best able to pursue such a strategic alliance if it were an independent company.

      GM previously announced a proposal to aggressively address its underfunded pension liability by contributing approximately 177 million shares of its Class E common stock, plus an additional $4 billion in cash, to its
U. S. Hourly-Rate Employees Pension Plan. The Class E stock is a common stock of GM that pays dividends based on the earnings of EDS.

      The pension plan stock contribution is subject to approval by the GM Board of Directors. It is also contingent upon receiving various exemptions from the U.S. Department of Labor. GM expects to proceed with the proposed contribution regardless of the outcome of discussions between Sprint and EDS. However, no assurance can be given that the government action being sought by GM will be attained or that the Class E stock contribution will be made.

      EDS has been a wholly owned subsidiary of GM since 1984. In the event that EDS becomes an independent company, GM and EDS plan to enter into a new, 10-year master agreement, with options for renewal, under which EDS would continue to provide the same information technology services for GM that it does today.
                                        * * *
      (b) Sprint and EDS Confirm Discussions on Possible Merger

      EDS and Sprint confirmed today they are engaged in discussions concerning the possible formation of a strategic relationship between the two companies. Such a relationship could involve a merger of equals as well as other types of business ventures or alliances. The parties emphasized that significant issues, including relative values, remain to be resolved and there can be no assurances that any transaction will be agreed upon or consummated.

      Both Sprint and EDS said that a strategic relationship would position the companies to take advantage of significant business and consumer opportunities created by the convergence of computing, communications and services.


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      An alliance between the two companies would combine the global leader of information technology with the owner of one of the world's most advanced communications infrastructures. If combined, Sprint and EDS would have over $20 billion in annual revenues, significant presence and experience in major vertical market segments and would serve a full spectrum of customers, spanning individual consumers, businesses and governments.

      "We have an opportunity to create a single source for products and services to meet the converging information and communications needs of customers," said Messrs. Les Alberthal, chairman and chief executive officer of EDS, and William T. Esrey, chairman and chief executive officer of Sprint. "Our complementary strengths would enable us to capitalize on current market opportunities, and create new opportunities, as our industries continue to converge. A strong alliance would create tangible benefits for our customers, shareholders and employees in our rapidly changing environment," said Messrs. Alberthal and Esrey.

      Said Mr. Alberthal: "We view Sprint's strong brand identity, sophisticated network and presence across a full spectrum of communications markets as providing us with powerful increased capabilities to offer our customers. In addition, Sprint's connection with the consumer marketplace would offer EDS an attractive path for the future development of products and services tailored to the individual."

      Mr. Esrey stated: "A strategic alliance with EDS would allow Sprint to further enhance its already strong position in the business marketplace and enable it to offer even greater and more sophisticated information technology features."

      Both companies have proven track records in managing rapid growth. Sprint's overall revenues have grown from $2.9 billion to $11.4 billion in 10 years, with its long distance business growing from less than $225 million to $6 billion over the same time. EDS has grown from $900 million in business to over $8 billion in 10 years.

      EDS is currently a wholly owned subsidiary of General Motors and any merger between EDS and Sprint could not occur unless General Motors had previously divested its ownership of EDS. In an announcement today, General Motors indicated its willingness, under certain conditions (including completion of its previously announced contribution of Class E stock to its pension fund) and subject to shareholder approval, to consider a tax-free spin-off of EDS to the holders of GM's Class E stock, which would create an independent EDS owned by former Class E shareholders. In addition to the spin-off of EDS, a merger of equals involving EDS and Sprint would be subject to numerous other conditions, including approval by both companies' boards of directors, approval by EDS' post-spin-off shareholders and the shareholders of Sprint, and various governmental and other approvals.

      Should EDS become an independent company, General Motors and EDS plan to enter into a new, 10-year master agreement, with options for renewal, under which EDS would continue to provide the same services for General Motors that it does today.

      Sprint is a diversified international telecommunications company with more than $11 billion in annual revenues and the United States' only nationwide all-digital, fiber-optic network. Its divisions provide global long distance voice, data and video products and services, local telephone services to more than 6.2 million subscriber lines in 19 states, and cellular operations that serve 42 metropolitan markets and more than 50 rural service areas.





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      EDS has operations in more than 30 countries, employs 70,000 and is the leader in applying information technology to meet the needs of businesses and governments around the world. Class E stock is a common stock of General Motors, traded under the symbol GME. EDS reported revenues of $8.6 billion in 1993.
                                        * * *








                                      SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)

Date    May 17, 1994
        ------------                        By

                                            s/Wallace W. Creek
                                            -------------------------------
                                            (Wallace W. Creek, Comptroller)
































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